Exhibit 99.1

Descartes Acquires MacroPoint
Expands Global Logistics Network with Connections to over 2 Million Trucking Assets

WATERLOO, Ontario, August 15, 2017 (GLOBE NEWSWIRE) -- Descartes Systems Group (TSX:DSG) (Nasdaq:DSGX), the global leader in uniting logistics-intensive businesses in commerce, announced that it has acquired MacroPoint, LLC, an electronic transportation network providing location-based truck tracking and predictive freight capacity data content.

“Consumers expect to see the location and progress of shipments from the point of order to delivery,” said Ken Wood, EVP of Product Management at Descartes. “With leading e-commerce retailers and other shippers demanding that their transportation providers provide real-time location-based information, the business-to-business market now has the same expectation of full visibility into transportation moves. To meet this expectation, MacroPoint has established what we believe is the preeminent network of connected vehicles and location-based content in North America.”

US-based MacroPoint runs a connected network of over 2 million trucking assets and drivers. MacroPoint connects to trucks through integrations to on-board electronic logging devices (ELDs), transportation management systems, GPS-enabled smart phone applications and location-based mobile phone triangulation. MacroPoint uses this data to help transportation brokers, logistics service providers and shippers track the locations of deliveries in trucks. MacroPoint can also use this content to provide transportation brokers and shippers with predictive freight capacity to help identify early opportunities for additional freight moves.

“MacroPoint is the market leader for truckload shipment visibility,” said Bennett Adelson, CEO of MacroPoint. “We believe that the combination of Descartes’ Global Logistics Network with our cloud-based, real-time load visibility platform creates a truly differentiated offering that helps customers research, plan, execute and monitor multi-modal shipments around the world.”

“Descartes has a successful history of electronically connecting transportation providers to transportation brokers, logistics intermediaries and shippers to share data, automate processes, and run more efficiently,” said Edward J. Ryan, Descartes’ CEO. “With this experience, we appreciate the unique value of a network-based business focused on the transportation industry with a track record of high revenue growth, high recurring revenues and profitability. We’re excited to have MacroPoint join the Global Logistics Network so that we can jointly deliver even more value to the logistics and supply chain community.”

Descartes acquired MacroPoint on a tax-efficient basis for approximately $US 107 million satisfied with approximately $US 87 million in cash and $US 20 million in shares. The cash consideration was satisfied from $7 million of cash on hand and the balance from Descartes’ existing acquisition line of credit. The share consideration is subject to a 12 month hold period, with 50% of the share consideration required to be held for at least 18 months.

“We view Descartes as a natural fit for the MacroPoint network and business,” said Amir Goldman of Susquehanna Growth Equity, LLC, a MacroPoint shareholder. “We believe there are tremendous opportunities for the combined business, which is why we’ve become Descartes shareholders as part of this transaction.”

MacroPoint is headquartered in Cleveland, Ohio and connects more than 8,000 transportation providers,

The Descartes Systems Group Inc. |TSX: DSG |NASDAQ: DSGX | 120 Randall Drive, Waterloo, Ontario, N2V 1C6, Canada
Toll Free 800.419.8495 |Int‘l 519.746.8110 | info@descartes.com| www.descartes.com

brokers and shippers. At the time of acquisition, MacroPoint had annualized revenues of approximately $US 12.5 million. More information on MacroPoint can be found at www.macropoint.com.

Second Quarter Fiscal 2018 Financial Results and Conference Call
Descartes is scheduled to report its second quarter fiscal 2018 financial results after market close on Wednesday, September 6, 2017. Members of Descartes' executive management team will host a conference call to discuss the MacroPoint acquisition and Descartes’ financial results at 5:00 p.m. ET on Wednesday, September 6. Designated numbers are +1 888 465-5079 for North America and +1 416 216-4169 for international, using Passcode 9965517#. For more details on webcasts and conference call replays, please visit www.descartes.com/descartes/investor-relations.

About Descartes Systems Group
Descartes (Nasdaq:DSGX) (TSX:DSG) is the global leader in providing on-demand, software-as-a-service solutions focused on improving the productivity, performance and security of logistics-intensive businesses. Customers use our modular, software-as-a-service solutions to route, schedule, track and measure delivery resources; plan, allocate and execute shipments; rate, audit and pay transportation invoices; access global trade data; file customs and security documents for imports and exports; and complete numerous other logistics processes by participating in the world's largest, collaborative multimodal logistics community. Our headquarters are in Waterloo, Ontario, Canada and we have offices and partners around the world. Learn more at www.descartes.com.

Global Media Contact
Mavi Silveira
Tel: +1(800) 419-8495 ext. 202416
msilveira@descartes.com

Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking information within the meaning of applicable securities laws ("forward-looking statements") that relate to Descartes' acquisition of MacroPoint, respective solution offerings and potential benefits derived from the acquisition and the respective solution offerings; and other matters. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements to differ materially from the anticipated results, performance or achievements or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the factors and assumptions discussed in the section entitled, "Certain Factors That May Affect Future Results" in documents filed with the Securities and Exchange Commission, the Ontario Securities Commission and other securities commissions across Canada including Descartes most recently filed management's discussion and analysis. If any such risks actually occur, they could materially adversely affect our business, financial condition or results of operations. In that case, the trading price of our common shares could decline, perhaps materially. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Forward-looking statements are provided for the purposes of providing information about management's current expectations and plans relating to the future. Readers are cautioned that such information may not be appropriate for other purposes. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

The Descartes Systems Group Inc. |TSX: DSG |NASDAQ: DSGX | 120 Randall Drive, Waterloo, Ontario, N2V 1C6, Canada
Toll Free 800.419.8495 |Int‘l 519.746.8110 | info@descartes.com | www.descartes.com